Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary (*)	Jurisdiction of Incorporation	Name Under Which the Subsidiary Does Business

Cementos Selva S.A.	Perú

Corianta S.A.	Perú	Corianta

DinoSelva Iquitos S.A.C.	Perú	DinoSelva

Distribuidora Norte Pacasmayo S.R.L.	Perú	Dino

Empresa de Transmisión Guadalupe S.A.C.	Perú

Fosfatos del Pacífico S.A.	Perú

Salmueras Sudamericanas S.A.	Perú

(*)   All subsidiaries are wholly owned, directly or indirectly, by Cementos Pacasmayo S.A.A., except for Salmueras Sudamericanas S.A., in which Cemento Pacasmayo S.A.A. holds a 74.9% interest.